EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year Ended 2022 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 21, 2023: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2022. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Highlights for Fiscal Year 2022:
•Portfolio Activity:
◦Property Acquisitions: Acquired five new farms, consisting of 3,189 gross acres in five different states for a total of approximately $65.1 million. On a weighted-average basis, these acquisitions will yield an initial, minimum net capitalization rate of 5.8%; however, all of the leases on these farms contain certain provisions (e.g., annual rent escalations, CPI adjustments, or participation rents) that are expected to drive cash rents higher in future years.
◦Lease Activity: Executed 23 new or amended lease agreements on certain of our farms in six different states that are expected to result in an aggregate decrease in annual net operating income of approximately $454,000, or 4.9%, from that of the prior leases. The majority of this decrease was due to two lease agreements pursuant to which we agreed to reduce the fixed base rent amounts in exchange for increasing the participation rent components in the leases, the results of which will not be known until later in 2023. Excluding these two lease agreements, the other lease renewals executed during the year are expected to result in an aggregate increase in annual net operating income of approximately $299,000, or 4.1%, from that of the prior leases.
◦Lease Revenue—Participation Rents: Recorded approximately $7.7 million of revenue from participation rents, compared to approximately $5.2 million in the prior year.
•Debt Activity:
◦New Long-term Borrowings: Received approximately $9.9 million in total proceeds from new long-term borrowings secured from three different lenders. On a weighted-average basis, these loans will bear interest at an expected effective interest rate of 3.18% and are fixed for the next 7.1 years.
◦MetLife Facility: Increased the size of our credit facility with Metropolitan Life Insurance Company (“MetLife”) through the addition of a new $100.0 million long-term note payable.
◦Loan Repayments: Repaid approximately $36.6 million of maturing loans.
◦Interest Patronage: Recorded approximately $2.8 million of interest patronage, or refunded interest, related to our 2021 borrowings from various Farm Credit associations and also recorded approximately $113,000 of 2022 interest patronage, as certain Farm Credit associations paid a portion of the 2022 interest patronage early. In total, we recorded approximately $2.9 million of interest patronage from Farm Credit during the year. 2021 interest patronage resulted in a 29.9% reduction to the interest rate of such borrowings.
•Equity Activity:
◦Series C Preferred Stock: Sold 6,701,987 shares of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) for net proceeds of approximately $152.5 million, thus completing the primary offering of our Series C Preferred Stock pursuant to an amendment that reduced the size and shortened the duration of the offering. The primary Series C Offering was terminated on December 31, 2022, with substantially all of the allotted shares being sold, resulting in total net proceeds of approximately $230.5 million raised.
◦Common Stock—ATM Program: Sold 840,384 shares of our common stock for net proceeds of approximately $22.0 million under our “at-the-market” program (the “ATM Program”).
•Increased and Paid Distributions: Increased the distribution run rate on our common stock (including OP Units held by non-controlling OP Unitholders, if any) by a total of 1.03% and paid monthly cash distributions totaling $0.5463 per share of common stock during the year ended December 31, 2022.
Fourth Quarter 2022 Results:
Net income for the quarter was approximately $1.1 million, compared to approximately $1.8 million in the prior quarter. Net loss to common stockholders during the quarter was approximately $4.8 million, or $0.14 per share, compared to approximately $3.6 million, or $0.10 per share, in the prior quarter. AFFO for the quarter was approximately $6.8 million, or $0.19 per share, compared to approximately $7.2 million, or $0.21 per share, in the prior quarter. Common stock dividends declared were approximately $0.137 per common share for both quarters.
Total cash lease revenues increased by approximately $668,000, primarily driven by participation rents recorded during the current quarter of approximately $4.7 million, versus approximately $3.0 million in the prior quarter. The increase in participation rents was partially offset by a decrease in fixed base cash rents of approximately $1.0 million. The decrease in fixed base cash rents was primarily due to the write-off of approximately $939,000 in aggregate straight-line rent receivable balances associated with six leases to two separate tenants, coupled with the resulting rent from these leases not being recorded during the quarter, as revenues from these leases are now being recognized on a cash basis.
Aggregate related-party fees increased by approximately $1.1 million from the prior quarter, primarily driven by a higher incentive fee earned by our investment adviser in the current quarter due to our pre-incentive fee FFO surpassing the required hurdle rate by a higher margin than in the prior quarter. Excluding related-party fees, our recurring core operating expenses decreased by approximately $240,000 from the prior quarter, primarily due to lower property-operating expenses and general and administrative costs.
Cash flows from operations for the current quarter increased by approximately $17.0 million over the prior quarter, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases. Our estimated NAV per share increased by $0.52 from the prior quarter to $17.08 at December 31, 2022, primarily driven by the accretive impact of common equity issuances and valuation increases in certain of our farms that were re-appraised during the current quarter.
Fiscal Year 2022 Results:
Net income for the year was approximately $4.7 million, compared to approximately $3.5 million in the prior year. Net loss to common stockholders during the year was approximately $15.0 million, or $0.43 per share, compared to approximately $8.7 million, or $0.29 per share, in the prior year.
AFFO was approximately $24.8 million for the current year, an increase of approximately $4.4 million, or 21.6%, over the prior year, while AFFO per common share was approximately $0.72 for the current year, compared to approximately $0.67 in the prior year. Common stock dividends declared were approximately $0.546 per share for 2022, compared to approximately $0.541 per share for 2021.
The increase in AFFO was primarily driven by additional lease revenues earned on recent acquisitions and from participation rents, partially offset by increases in preferred dividends (due to additional share issuances) and related-party fees (higher base management fee due to additional assets acquired). On a same property basis, lease revenues increased by approximately $418,000, or 0.6%, despite the write-off of approximately $939,000 of straight-line rents and the non-recognition of certain rental income during the quarter due to credit issues with two of our tenants. Revenue from participation rents was approximately $7.7 million in 2022, compared to approximately $5.2 million in 2021, which increase was primarily driven by strong production (i.e. pounds per acre) on many of our pistachio farms coupled with continued strong demand for the crop. This was partially offset by weaker almond prices, as the almond market continued to be hampered with oversupply exacerbated by supply chain disruptions that occurred during the height of the COVID-19 pandemic. Excluding related-party fees, recurring core operating expenses increased by approximately $735,000, primarily driven by higher property tax obligations and an increase in audit and appraisal fees. Cash flows from operations increased by approximately $11.4 million, or 35.2%, over the prior year, primarily due to additional rental payments received related to recent acquisitions.
Subsequent to December 31, 2022:
•Debt Activity—Loan Repayments: Repaid an $8.1 million maturing bond.
•Equity Activity:
◦Series E Preferred Stock: Commenced sales of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”). Issued and sold 34,600 shares of our Series E Preferred Stock for net proceeds of approximately $779,000.
◦Common Stock—ATM Program: Sold 663,585 shares of our common stock for net proceeds of approximately $13.0 million under the ATM Program.
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0459 per share of common stock (including OP Units held by non-controlling OP Unitholders, if any) for each of January, February, and March 2023.  This marks our 29th distribution increase over the past 32 quarters, during which time we have increased the distribution run rate by 53.0%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “This fourth quarter capped off a very solid year for us from an operational standpoint, aided by strong overall participation rent numbers. The recent floods in California brought some much-needed relief to the region and has improved drought conditions significantly, as snowpack levels are two times their 20-year historical averages. Acquisition activity continues to be slow for us, and we expect that to be the case through at least the first half of 2023, as we continue to act conservatively with our capital and be more selective with acquisitions in light of increased interest rates. The overall food segment, and more particularly, the food-at-home segment, both continue to outpace overall inflation. We expect demand for food and crop pricing to continue to stay strong, and we believe our current portfolio is poised to benefit from continued high inflation.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	12/31/2022	9/30/2022	($ / #)	(%)
Operating Data:
Total operating revenues	$24,791	$24,209	$582	2.4%
Total operating expenses	(15,224)	(14,566)	(658)	4.5%
Other expenses, net	(8,457)	(7,837)	(620)	7.9%
Net income	$1,110	$1,806	$(696)	(38.5)%
Less: Aggregate dividends declared on and charges related to Series B and Series C Preferred Stock(1)	(5,916)	(5,398)	(518)	9.6%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(4,806)	(3,592)	(1,214)	33.8%
Plus: Real estate and intangible depreciation and amortization	9,482	9,146	336	3.7%
Plus: Losses on dispositions of real estate assets, net	1,660	819	841	102.7%
Adjustments for unconsolidated entities(2)	19	14	5	35.7%
FFO available to common stockholders and non-controlling OP Unitholders	6,355	6,387	(32)	(0.5)%
Plus: Acquisition- and disposition-related expenses, net	268	150	118	78.7%
Plus: Other nonrecurring charges, net(3)	220	851	(631)	(74.1)%
CFFO available to common stockholders and non-controlling OP Unitholders	6,843	7,388	(545)	(7.4)%
Net adjustment for normalized cash rents(4)	(626)	(759)	133	(17.5)%
Plus: Amortization of debt issuance costs	268	269	(1)	(0.4)%
Plus: Other non-cash charges, net(5)	301	264	37	14.0%
AFFO available to common stockholders and non-controlling OP Unitholders	$6,786	$7,162	$(376)	(5.2)%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	34,834,804	34,607,440	227,364	0.7%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average total common shares outstanding	34,834,804	34,607,440	227,364	0.7%

Diluted net loss per weighted-average total common share	$(0.138)	$(0.104)	$(0.034)	32.9%
Diluted FFO per weighted-average total common share	$0.182	$0.185	$(0.002)	(1.2)%
Diluted CFFO per weighted-average total common share	$0.196	$0.213	$(0.017)	(8.0)%
Diluted AFFO per weighted-average total common share	$0.195	$0.207	$(0.012)	(5.9)%
Cash distributions declared per total common share	$0.137	$0.137	$0.001	0.4%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,370,564	$1,370,916	$(352)	—%
Total assets	$1,457,251	$1,437,812	$19,439	1.4%
Total indebtedness(7)	$690,329	$703,720	$(13,391)	(1.9)%
Total equity	$731,362	$707,226	$24,136	3.4%
Total common shares outstanding (fully diluted)	35,050,397	34,704,005	346,392	1.0%

Other Data:
Cash flows from operations	$20,715	$3,718	$16,997	457.2%
Farms owned	169	169	—	—%
Acres owned	115,731	115,288	443	0.4%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,568,272	$1,556,028	$12,244	0.8%
NAV per common share	$17.08	$16.56	$0.52	3.1%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists of (i) property and casualty losses recorded and the cost of related repairs expensed as a result of damage caused to certain improvements by natural disasters on certain of our farms and (ii) costs related to the reduction in size of the offering of our Series C Preferred Stock (including the pro-rata write-off of unamortized deferred offering costs) that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of the Series C Preferred Stock that were redeemed, which were noncash charges, and (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	2022	2021	($ / #)	(%)
Operating Data:
Total operating revenues	$89,236	$75,318	$13,918	18.5%
Total operating expenses	(55,315)	(43,614)	(11,701)	26.8%
Other expenses, net	(29,205)	(28,190)	(1,015)	3.6%
Net income	$4,716	$3,514	$1,202	34.2%
Less: Aggregate dividends declared on and charges related to Series B and Series C Preferred Stock(1)	(19,718)	(12,258)	(7,460)	60.9%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(15,002)	(8,744)	(6,258)	71.6%
Plus: Real estate and intangible depreciation and amortization	35,366	27,183	8,183	30.1%
Plus: Losses on dispositions of real estate assets, net	3,760	2,537	1,223	48.2%
Adjustments for unconsolidated entities(2)	57	36	21	58.3%
FFO available to common stockholders and non-controlling OP Unitholders	24,181	21,012	3,169	15.1%
Plus: Acquisition- and disposition-related expenses	438	355	83	23.4%
Plus (less): Other nonrecurring charges (receipts), net(3)	1,023	(12)	1,035	(8,625.0)%
CFFO available to common stockholders and non-controlling OP Unitholders	25,642	21,355	4,287	20.1%
Net adjustment for normalized cash rents(4)	(2,835)	(2,371)	(464)	19.6%
Plus: Amortization of debt issuance costs	1,085	1,172	(87)	(7.4)%
Plus: Other non-cash charges, net(5)	907	246	661	268.7%
AFFO available to common stockholders and non-controlling OP Unitholders	$24,799	$20,402	$4,397	21.6%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	34,563,460	30,357,268	4,206,192	13.9%
Weighted-average common non-controlling OP Units outstanding	61,714	166,067	(104,353)	(62.8)%
Weighted-average total common shares outstanding	34,625,174	30,523,335	4,101,839	13.4%

Diluted net loss per weighted-average total common share	$(0.433)	$(0.286)	$(0.147)	51.2%
Diluted FFO per weighted-average total common share	$0.698	$0.688	$0.010	1.4%
Diluted CFFO per weighted-average total common share	$0.741	$0.700	$0.041	5.9%
Diluted AFFO per weighted-average total common share	$0.716	$0.668	$0.048	7.2%
Cash distributions declared per total common share	$0.546	$0.541	$0.006	1.0%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,370,564	$1,321,311	$49,253	3.7%
Total assets	$1,457,251	$1,351,550	$105,701	7.8%
Total indebtedness(7)	$690,329	$732,048	$(41,719)	(5.7)%
Total equity	$731,362	$589,066	$142,296	24.2%
Total common shares outstanding (fully diluted)	35,050,397	34,414,791	635,606	1.8%

Other Data:
Cash flows from operations	$43,788	$32,377	$11,411	35.2%
Farms owned	169	164	5	3.0%
Acres owned	115,731	112,542	3,189	2.8%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,568,272	$1,463,651	$104,621	7.1%
NAV per common share	$17.08	$14.31	$2.77	19.4%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series B and Series C Preferred Stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists of (i) net property and casualty losses (recoveries) and the cost of related repairs expensed as a result of damage caused to certain improvements by natural disasters on certain of our farms, (ii) one-time listing fees related to our Series D Term Preferred Stock, (iii) certain one-time costs related to the early redemption of our Series A Term Preferred Stock, and (iv) costs related to the reduction in size of the offering of our Series C Preferred Stock (including the pro-rata write-off of unamortized deferred offering costs) that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of the Series B and Series C Preferred Stock that were redeemed, which were noncash charges, and (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, February 22, 2023, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through March 1, 2023.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13734663.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of approximately 116,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of approximately $1.6 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 120 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 29 times over the prior 32 quarters, and the current per-share distribution on its common stock is $0.0459 per month, or $0.5508 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$731,362
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,370,564)
Plus: estimated fair value of real estate holdings(2)	1,568,272
Net fair value adjustment for real estate holdings		197,708
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	690,229
Less: fair value of aggregate long-term indebtedness(3)(4)	(625,675)
Net fair value adjustment for long-term indebtedness		64,554
Estimated NAV		993,624
Less: aggregate fair value of Series B Preferred Stock and Series C Preferred Stock(5)		(394,811)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$598,813
Total common shares and non-controlling OP Units outstanding		35,050,397
Estimated NAV per common share and non-controlling OP Unit		$17.08
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of December 31, 2022.
(5)The Series B Preferred Stock was valued based on its closing stock price as of December 31, 2022, while the Series C Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-K, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 21, 2023, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893